Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES EXTENSIVE CHANGES

TO LEADERSHIP TEAM

Change Builds Further Momentum Around Transformation Plans

UNION, New Jersey, Dec. 17, 2019— Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced an extensive restructure of its leadership team, including the departure of six senior members. This bold pivot reflects the priorities of new President and CEO, Mark Tritton, who will launch his new vision for the Company in early 2020. The new team will be charged with streamlining decision-making, accelerating the pace of transformation, and re-establishing Bed Bath & Beyond’s authority in the home space through a more customer focused, omnichannel retail operation, a redefined product assortment, and a more convenient and inspirational shopping experience.

Mark Tritton, Bed Bath & Beyond’s President and CEO said:

“We’ve helped millions of people make it easy to feel at home for almost half a century and our business remains uniquely placed to play an essential role in our customers’ lives. To do so, we need to make the business we call home, as special as our customers make theirs.

This is the first in a number of important steps we’re taking. Balancing our existing expertise with fresh perspectives from new, innovative leaders of change, will help us to better anticipate and support our customers in their life journeys and shopping needs.”

In redefining the structure and roles of the new leadership team, five senior members are leaving their positions, including the Chief Merchandising Officer, Chief Marketing Officer, Chief Digital Officer, Chief Legal Officer & General Counsel, and Chief Administrative Officer. The sixth member, the Chief Brand Officer, resigned last week. While interim leads have been appointed, the Company has commenced a search to fill the positions of Chief Merchandising Officer, Chief Digital Officer, General Counsel, as well as a newly combined Chief Marketing and Brand Officer position.

Mark Tritton continued:

“As we look to the future, I would like to thank all those leaving today for their work and commitment to our business over many years.”

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that is the trusted expert for the home and heart-felt life events. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s progress and anticipated progress towards its long-term objectives. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; risks associated with the ability to achieve a successful outcome for its business concepts and to otherwise achieve its business strategies; the impact of intangible asset and other impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 OR IR@bedbath.com

MEDIA CONTACT: Dominic Pendry, (347) 604-0381 OR dominic.pendry@bedbath.com /

Allison McLarty, (646) 270-6797 BBBY@edelman.com